Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:
Annapolis, Maryland
October 19, 2011

Contact:	Richard J. Morgan President and Chief Executive Officer (410.280.6695)
COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS
CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $1.4 million for the nine months ended September 30, 2011 as compared to $1.3 million for the nine months ended September 30, 2010. Basic and diluted earnings were $0.77 per share for the nine months ended September 30, 2011 as compared to $0.70 during the same period in 2010. Earnings increased during 2011 as compared to 2010 because of increases in net interest income and non-interest income. Net interest margin increased in 2011 as compared to 2010 primarily because of reduced interest expense paid on deposits. Assets increased $1.7 million at September 30, 2011 from December 31, 2010 with increases in cash and cash equivalents offsetting the decline in loans receivable. The Company continues to experience the detrimental effects of the weakened economy on new loan volume as well as its loan customers’ ability to pay and on collateral values. Key measurements and events for the nine months ended September 30, 2011 include the following:
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Net interest income, the Company’s main source of income, increased by 7.2% from $7.0 million in 2010 to $7.5 million in 2011. Net interest income increased primarily because of the reduced cost of funds during 2011 as the Company renewed or replaced certificates of deposit at lower interest rates. Net interest margin was 5.02% in the nine months ended September 30, 2011, as compared to 4.64% in the same period in 2010.

•
The Company’s net income of $1.4 million for the nine months ended September 30, 2011 was comparable to net income of $1.3 million for the nine months ended September 30, 2010. Net income for the three months ended September 30, 2011 was $495 thousand, or $0.27 per share, as compared to $356 thousand, or $0.20 per share, for the three months ended September 30, 2010.

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The provision for loan losses increased from $1.6 million in the nine months ended September 30, 2010 to $1.9 million in the nine months ended September 30, 2011. The Company also wrote-down the recorded value of its other real estate owned by $125 thousand to recognize the decline in the value of other real estate owned in 2011 as compared to a $75 thousand write-down during the same period in 2010. Loan collection expenses increased from $49 thousand in 2010 to $145 thousand in 2011. These expense increases were offset by increases in net interest income and increases in non-interest income.

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Total assets increased by 0.8% from $203 million at December 31, 2010 to $205 million at September 30, 2011. Net loans outstanding decreased by 2.2% from $182 million at December 31, 2010 to $178 million as of September 30, 2011. Deposits increased by 0.1% from $180.1 million at December 31, 2010 to $180.3 million at September 30, 2011. The Company has concentrated on increasing earnings through balance sheet management to grow its capital levels and establishing strong loss reserves during these economically challenging times. The Company’s capital ratios exceed those necessary to be considered “Well Capitalized” under Federal capital guidelines.

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Non-performing loans declined to $5.0 million at September 30, 2011 from $7.3 million at December 31, 2010. The allowance for loan losses was $3.0 million, 1.7% of loans receivable, at September 30, 2011 as compared to $3.2 million, 1.7% of loans receivable, at December 31, 2010. Loans in the amount of $2.0 million, net of recoveries, were written-off during the nine months ended September 30, 2011.

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Non-interest income increased by 16.8% from $780 thousand in 2010 to $911 thousand in 2011 primarily from gains on sales of other real estate owned, net rental income on leased other real estate owned and increased deposit fee income during 2011. Non-interest expenses increased by 5.5% from $4.0 million in 2010 to $4.3 million in 2011, including the asset write-offs and collection expenses noted above.

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Financial Condition
September 30, 2011 and December 31, 2010
(Dollars in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$20,217	$13,726
Investments in restricted stocks, at cost	527	527
Loans receivable, net of allowance for loan losses	177,710	181,709
Other real estate owned	2,637	3,324
Other assets	3,706	3,838

Total Assets	$204,797	$203,124

LIABILITIES
Deposits	$180,267	$180,110
Other liabilities	769	649

Total Liabilities	181,036	180,759

STOCKHOLDERS’ EQUITY
Common stock — $.01 par value; authorized 4,000,000 shares
Issued and outstanding: 1,820,548 shares at September 30, 2011 and at December 31, 2010	18	18
Additional paid-in capital	17,853	17,853
Retained earnings	5,890	4,494

Total Stockholders’ Equity	23,761	22,365

Total Liabilities and Stockholders’ Equity	$204,797	$203,124

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
For the Nine Months Ended September 30, 2011 and 2010
(Dollars in thousands except per share data)

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Interest income	$9,164	$9,533
Interest expense	1,628	2,500

Net interest income	7,536	7,033
Provision for loan losses	1,894	1,646

Net interest income after provision for loan losses	5,642	5,387

Non-interest income	911	780
Non-interest expenses	4,272	4,048

Income before income taxes	2,281	2,119
Income tax expense	885	847

Net income	$1,396	$1,272

Basic and diluted earnings per share	$0.77	$0.70

Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.